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                                                                   EXHIBIT 10.21


                                January 25, 2000


VIA OVERNIGHT DELIVERY
Sony Corporation of America
550 Madison Avenue, 33rd Floor
New York, NY  10022-3211
Attn:  Elizabeth Coppinger



Re:    i3 Mobile, Inc. (formerly known as Intelligent Information Incorporated)


Dear Ms. Coppinger:

This letter sets forth the understanding between i3 Mobile, Inc., formerly known as Intelligent Information Incorporated (the "Company"), Sony Corporation of America ("SCA") and Sony Music Entertainment, Inc. ("SMEI"). The purpose of this letter is to set out a framework under which the Company can enter into content distribution agreements with SCA, SMEI, Sony Online Entertainment ("SOE"), Sony Pictures Entertainment Inc. or any other Sony affiliate (each, a "Sony Entity" and collectively, "Sony Entities"). The terms of our understanding are as follows:

1. Upon execution of each content distribution agreement (hereafter "Distribution Agreement") by the Company and a Sony Entity, the Company will grant to SCA for distribution to itself or, pursuant to SCA's instructions, in whole or in part, to such Sony Entity, a fully-vested warrant (each, a "Warrant") to purchase up to 20,000 shares of the Company's Common Stock at an exercise price equal to ten ($10.00) dollars per share. In the event the first Distribution Agreement is executed on or before March 31, 2000, the Warrant granted in consideration therefore shall be for 30,000 shares (the "Bonus Shares"). The aggregate number of shares available hereunder, including the Bonus Shares, shall not exceed 110,000 shares.

2. Each Warrant shall expire three (3) years following its issuance and shall not terminate upon an initial public offering or change of control of the Company. Subject to any relevant securities laws, rules and regulations, each Warrant, as well as the equity acquired through exercise thereof, will be freely transferable by SCA or such Sony Entity and may be exercised in whole or in part. When exercising any Warrant, SCA or such Sony Entity shall have the right to either (i) purchase the total number of shares of equity which such Warrant entitles SCA or such Sony Entity to purchase at the exercise price described above or (ii) receive the net number of shares of equity arising from the difference between the market price of such equity at the date of exercise and the exercise price for the Warrant. Prior to the grant of the first Warrant hereunder, the Company will provide SCA with an opportunity to review the Company's standard Warrant form prior to execution;
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Sony Corporation of America
January 25, 2000
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3.   The Company will grant to SMEI a right of first offer to provide content for any music related channel or service. In the event that the Company reasonably believes that it will need to develop or produce a new channel or service that is subject to this provision and is under no pre-existing contractual obligation, entered into prior to the date of this letter, to the contrary, the Company shall provide SMEI with a right to present an offer ("Offer") to the Company to provide content necessary for such channel or service prior to the Company's search for any other content provider. The parties agree to negotiate in good faith for a period of twenty (20) business days (which time may be extended by mutual agreement) after the Company's receipt of SMEI's written notice to exercise the right to present the Offer in an effort to reach a mutual agreement. The written notice to exercise the right to present an Offer must be received by the Company within five (5) business days of SMEI's receipt of the Company's initial notice hereunder. In the event the parties do not reach agreement as of the end of such period, the Company shall be permitted to enter into an agreement with another content provider; provided, however, that such agreement is not on terms relating to the specific business items more favorable to the content provider than those included in the Offer as mutually determined in the reasonable judgement of the parties;

4. The Company will grant to SOE a right of first offer to provide content for any games related channel or service. In the event that the Company reasonably believes that it will need to develop or produce a new channel or service that is subject to this provision and is under no pre-existing contractual obligation, entered into prior to the date of this letter, to the contrary, the Company shall provide SOE with a right to present an offer ("Offer") to the Company to provide content necessary for such channel or service prior to the Company's search for any other content provider. The parties agree to negotiate in good faith for a period of twenty (20) business days (which time may be extended by mutual agreement) after the Company's receipt of SOE's written notice to exercise the right to present the Offer in an effort to reach a mutual agreement. The written notice to exercise the right to present an Offer must be received by the Company within five (5) business days of SOE's receipt of the Company's initial notice hereunder. In the event the parties do not reach agreement as of the end of such period, the Company shall be permitted to enter into an agreement with another content provider; provided, however, that such agreement is not on terms relating to the specific business matters more favorable to the content provider than those included in the Offer as mutually determined in the reasonable judgement of the parties;

5. The Company will grant to any and all Sony Entities the "most favored provider" status on financial terms and Preferential Placement (as defined below). Each Sony Entity shall be granted the "most favored provider"
     status regarding financial terms when compared to any other similar content provider of the Company with which the Company has a substantially similar revenue sharing arrangement . The financial terms regarding the portion of the revenues to be received by a Sony Entity under any revenue sharing agreement between itself and the Company with respect to revenues received by the Company from its subscribers for content shall be at least as favorable as those terms offered or given to any other similarly situated content provider, as mutually determined in the reasonable judgement of the parties. Each Agreement shall provide, to the extent technically feasible within the Company's wireless services, Preferred Placement (as defined below) for SCA's interactive properties and affiliates with respect to the type of content distributed pursuant to such content distribution agreement (for example, a distribution agreement for SMEI would provide Preferred Placement for SMEI in the music category); provided that the Company shall not be required to provide such Preferred Placement if exclusivity or Preferred Placement for such type of content has been provided, prior to the execution of the content distribution agreement, to a third
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Sony Corporation of America
January 25, 2000
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     party not affiliated with the Company. In the latter instance, the affected
     Sony Entity shall be provided the next best available placement. Preferred Placement shall mean (a) where a link to or display of content appears on a list, such link or content is in the default, top-most and left-most position; or (b) when a link to or display or content appears in a format other than a list, the link or content is more visually prominent, or at a higher rate of exposure, than other content partners;

6. The Company will grant to any and all Sony Entities the option to deliver content via an existing category channel, a newly created category channel or a channel branded exclusively for Sony content.

7. The Company may issue a press release announcing the relationship between the parties, with each such press release subject to the approval of the other party. SCA or SMEI will provide a reasonable level of public relations resources to promote the strategic alliance between the Company and the Sony Entities.

8. The term of this agreement shall be two (2) years and, during such period, each Sony Entity shall have the right to enter into a Distribution Agreement with a term of up to three (3) years, with each such term commencing upon the execution of each such content distribution agreement.

Should the foregoing accurately reflect our understanding then kindly countersign and return the enclosed copy of this letter to my attention.


Very truly yours,
i3 MOBILE, INC.



By:  /s/ Stephen G. Maloney
     ----------------------
Name: Stephen G. Maloney
Title: President and CEO


AGREED AND ACCEPTED:

By:  /s/ Elizabeth Coppinger
    ---------------------------------